Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Franklin BSP Realty Trust, Inc. of our report dated February 26, 2024 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Franklin BSP Realty Trust, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
November 8, 2024